Exhibit 107

Calculation of Filing Fee Table

Form F-3

(Form Type)

Lufax Holding Ltd

(Exact Name of Registrant as Specified in its Charter)

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Ordinary shares, par value US$0.00001 per share(1)(3)	Rule 457(r)	(2)	(2)	(2)	(2)	(2)

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					(2)		(2)

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							(2)

(1)

Includes securities initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public. These securities are not being registered for the purposes of sales outside of the United States.

(2)

An indeterminate aggregate number of securities is being registered as may from time to time be sold at indeterminate prices. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee.

(3)

American depositary shares issuable upon deposit of the ordinary shares registered hereby have been registered under separate registration statements on Form F-6 (File No.: 333-249612 and File No.: 333-256887). Every two American depositary shares represent one ordinary share.